Exhibit 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

NANO-PROPRIETARY, INC. ANNOUNCES FINANCIAL RESULTS

Austin, Texas, November 1, 2007 – Nano-Proprietary, Inc. (OTC BB: NNPP), today reported third quarter 2007 results that continue to show progress towards achieving financial stability.

Revenue for the third quarter ended September 30, 2007 was $1,049,749, a 490% improvement over the same quarter of 2006, and a 15% increase over the second quarter of 2007.  Year to date revenues for the nine months ended on the same date were $2,922,654, a 595% increase over the same period last year.  Losses for the nine month period, although still negatively influenced by litigation expense, were $3,335,584 or $.03 per share, a substantial decrease from the loss of $5,110,787 during the same period in 2006.

The Company’s cash position, which was in excess of $5.6 million, remained strong and its equity is in excess of $3.8 million.

Tom Bijou, CEO said, "I am encouraged by the steady progress that we are making towards our goal.  Beyond the $2.9 million of revenue recognized year to date, we have a firm backlog of $3.4 million in signed research agreements, many opportunities in process, and we are making steady progress toward the goals of recurring revenue from royalties and cash flow breakeven. We expect a strong fourth quarter and an even larger backlog at December 31, 2007."

The complete financial results can be found in the Company’s Quarterly Report on Form 10-Q, as filed with the SEC at either www.sec.gov, or the Company’s website listed below.

ABOUT NANO-PROPRIETARY, INC.
Nano-Proprietary, Inc. is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) has investments related to electronic digitized sign technology. The Companies have over 200 patents or patent applications pending. Nano-Proprietary’s business model is to license its technology to partners that will manufacture and distribute products using the technology. Nano-Proprietary’s website is www.nano-proprietary.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K/A for the fiscal year ended December 31, 2006, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s website listed above. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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